UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2010

Towers Watson & Co.

(Exact name of registrant as specified in its charter)

Delaware	001-34594	27-0676603
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

875 Third Avenue New York, NY	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (212) 725-7550

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)        Compensatory Arrangements of Certain Officers.

On March 4, 2010, the Compensation Committee of the Board of Directors (the “Committee”) of Towers Watson & Co. (the “Company” or “Towers Watson”) approved a form of Non-Qualified Stock Option Award Agreement (“Option Agreement”) for use under the Towers Watson & Co. 2009 Long-Term Incentive Plan (the “2009 LTIP”), which plan was approved by shareholders of Watson Wyatt Worldwide, Inc. (“Watson Wyatt”) as a separate matter during the special meeting of shareholders held in December 2009, in connection with shareholder approval of the merger between Watson Wyatt and Towers, Perrin, Forster & Crosby, Inc. (the “Merger”). The Option Agreement, among other terms, provides for an exercise price equal to the grant date market price of the Class A common stock, a vesting schedule determined by the Committee pursuant to the Plan and a seven year term, subject to earlier vesting and expiration upon certain termination of service events, vesting in connection with a change control only if the option is not assumed in any such transaction or the optionee’s employment is terminated within one year after the change in control, and requires that shares issued under the option (net of any shares necessary to pay the exercise price or applicable taxes) may not be sold before the third anniversary of the option grant date, and has other customary terms and conditions. The form of Option Agreement is filed as Exhibit 10.1 to this Form 8-K and the foregoing description is qualified by reference to the terms of the actual agreement.

During the second half of fiscal year 2010, the Company has maintained the compensation structures of the two legacy organizations, as the Company assesses and decides upon the post-merger compensation structure. As a result, on March 4, 2010, the Committee granted options to certain executives who prior to the Merger were with Watson Wyatt, as incentive compensation for the second half of fiscal year 2010 (i.e. January 1, 2010 through June 30, 2010), consistent with Watson Wyatt’s legacy compensation approach. Pursuant to this action, Messrs. John J. Haley and Roger F. Millay received fully vested stock options to purchase 51,403 and 12,073 shares, respectively, of the Company’s Class A common stock at an exercise price of $45.88 per share. As contemplated by the legacy companies, the Company is not issuing options to key legacy Towers Perrin executives relating to the six-month period ending June 30, 2010 at this time. The Company may make such issuances in the future, including potential grants relating to the current six-month period.

Item 8.01        Other Events

Mr. John Haley, the company’s chairman and chief executive officer, has entered into a Rule 10b5-1 Sales Plan (“10b5-1 Plan”). Mr. Haley’s 10b5-1 Plan was established under Rule 10b5-1 of the Securities Exchange Act of 1934. Rule 10b5-1 plans permit individuals who are not in possession of material non-public information to establish pre-arranged plans to buy or sell company stock. These plans permit individuals to achieve asset diversification in a prudent and gradual manner over time.

Under his 10b5-1 Plan, Mr. Haley is permitted to sell up to 143,110 shares of Towers Watson Class A common stock. Subject to meeting certain minimum, pre-determined prices, the transactions under the 10b5-1 Plan are proposed to occur beginning March 8, 2010, and will be appropriately disclosed through filings with the Securities and Exchange Commission. The 10b5-1 Plan will expire on December 31, 2010. Assuming all shares are sold under the 10b5-1 Plan, Mr. Haley will have remaining 100,614 shares of Towers Watson Class A common stock.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Form of Stock Option Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWERS WATSON & CO.
(Registrant)

Date: March 8, 2010

	By:	/s/ Walter Bardenwerper
	Name:	Walter Bardenwerper
	Title:	Vice President and General Counsel